Exhibit 99.1

 Image Entertainment Provides Guidance on Relativity Media Agreement

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 17, 2006--Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, held a conference call yesterday to discuss the Company's recent agreement with Relativity Media, LLC. Image's Executive Management as well as the principals of Relativity Media discussed in detail their expectations for their relationship.
    During the conference call, Image's management stated that it estimates the agreement will contribute net DVD revenues ranging from $60-$90 million in calendar year 2007 based on the release of three theatrical motion pictures, and $140-$210 million in calendar year 2008 based on the release of seven theatrical motion pictures. These estimates are based on an average domestic theatrical box office performance of $20-$25 million per motion picture. The Company expects to realize an approximate 30% gross profit margin, resulting in a pre-tax profit margin, or net profit before taxes, ranging between 8% and 13% of net revenues generated by this agreement. However, there is no guarantee that the actual results will be as estimated above.
    The three motion pictures to be released on DVD in calendar year 2007 and the seven motion pictures to be released on DVD in calendar year 2008 are minimum contractual commitments and, if additional motion pictures are released, revenue estimates will change. These estimated revenues are in addition to Image's revenues generated from its traditional, non major motion picture business.
    The call is available for replay on the Company's website at http://www.image-entertainment.com/aboutUsInvestors.cfm. To access the recording available until August 23, 2006, dial (888) 203-1112 and enter the passcode 8844006. International participants please dial
(719) 457-0820 and use the same passcode.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with over 3,000 exclusive DVD titles and approximately 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,500 video programs and over 150 audio programs containing more than 2,500 tracks. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. The Company's subsidiary Image Entertainment (UK) maintains a content acquisition office in London, England. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    About Relativity Media:

    Relativity Media, LLC is a financing, consulting and production company that utilizes both traditional and non-traditional channels in order to raise production and distribution funds, both for major studios and independent production entities. To date, Relativity has structured and consummated more than $4 billion in production slate financings. Relativity most recently provided financing and co-produced or executive produced with Columbia Pictures and Universal Pictures such films as "Talladega Nights: The Ballad of Ricky Bobby," starring Will Ferrell; "RV," starring Robin Williams, "The Fast and the Furious: Tokyo Drift"; and "Inside Man," starring Denzel Washington.

    Forward-Looking Statements:

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as "will," "may," "estimate," "expect," "intend," "plan," "believe," and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management's current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
    These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see "Forward-Looking Statements" and "Risk Factors" in our most recent Annual Report on Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, particularly the Risk Factors entitled "Relativity Media's failure to deliver the expected number or quality of motion pictures may adversely affect our business" and "Failure to effectively manage future growth from the Relativity deal may adversely affect our business." Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

    CONTACT: Image Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, (818) 556-3700 ir@mkr-group.com or
             Image Press/Corporate Contact:
             THE HONIG COMPANY, INC.
             Steve Honig, (310) 246-1801
             press@honigcompany.com
             or
             Relativity Contact:
             BWR Public Relations
             Lynda Dorf, (310) 248-6105
             Fx: (310) 550-1701